Exhibit 10.01

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of October 21, 2009 (the “Effective Date”) by and between IDT Corporation (“IDT” or the “Company”) and James A. Courter (“Executive”) (collectively “the Parties”).

RECITALS

From April 1, 1999 through October 21, 2009, Executive served as the Chief Executive Officer of the Company pursuant to an Employment Agreement, dated April 1, 1999, as amended by amendments dated August 1, 2001, October 22, 2001, May 12, 2005, January 29, 2007, March 13, 2007, and November 5, 2008 (the “Employment Agreement”).  On October 21, 2009, the Parties agreed that Executive’s position as Chief Executive Officer and employment with the Company terminated, and further agreed that the Employment Agreement would and did immediately terminate as set forth herein in Paragraph 1.

Beginning on the Effective Date, in light of his experience, advice and counsel to the Company, Executive shall serve as the Vice Chairman of the Board of Directors of the Company (the “Board”) for a term of one year, and for additional one-year terms at the discretion of the Company, and shall also have the right, for so long as he continues to own shares of Company stock, to observe meetings of the Board for a period of no less than ten (10) years, regardless of whether he continues to serve as the Vice Chairman of the Board during that period.  Executive shall also serve as Vice Chairman of the board of directors of the Company’s subsidiary, Genie Energy Corporation (“Genie”), for a term that shall continue until such time as Executive ceases to engage in the activities described in Paragraph 4 of this Agreement, or until such time as Genie is no longer a subsidiary or otherwise owned by the Company.

AGREEMENT TERMS

In consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged by all Parties, the Company and Executive agree as follows:

1. Termination of Employment Agreement.  The Parties acknowledge and agree that as of October 21, 2009, Executive’s position as an officer and employee of the Company terminated, and that except with respect to the confidentiality provisions contained in the Employment Agreement and incorporated and referenced in Paragraph 7 that the Employment Agreement terminated.  Notwithstanding the foregoing, Executive shall be entitled to payment of all accrued compensation, unreimbursed expenses and other benefits that are due on or have accrued through the October 21, 2009 as detailed herein.

2. Exchange of Stock Options.  Executive acknowledges and agrees that in consideration of the agreements and covenants expressed in this Agreement, and in exchange for Executive’s surrender of outstanding options (the “Options”) to purchase 943,268 shares of Company Class B Common Stock, par value $0.01 per share (“Class B Stock”), on September 17, 2009 (the “Exchange Date”), the Company did grant to Executive 281,411 shares of Class B Stock pursuant to a Restricted Stock Agreement under the Company’s 2005 Stock Option and Incentive Plan.  As of the Exchange Date, Executive agrees that he forfeits all rights to and interest in, any unvested stock options, that any such options are cancelled and terminated, and that any other guarantees, warranties or agreements with respect to the right of Executive to own, purchase, or acquire any stock or other ownership interest in the Company, Genie or any other entity or subsidiary of the Company, whether vested or unvested, are terminated, in exchange for the grant of Class B Stock provided for herein.  Of the 281,411 shares of Class B Stock granted hereunder, 225,129 shares shall be convertible into the common equity of Genie in accordance with paragraph 3 below.

3. Warrant to Convert Company Shares Into Genie Shares.  The Company shall, pursuant to the warrant certificate annexed hereto (the “Warrant Instrument”), grant Executive the right to acquire equity securities in Genie that constitute one percent (1%) of the fully diluted equity in Genie as of the Effective Date, by surrender of 225,129 shares of Class B Stock (which may be exercised in whole or in part in accordance with the provisions of the definitive Warrant Instrument) (the “Genie Warrant”). This warrant shall be exercisable by Executive for a period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date.  The Genie Warrant shall not be entitled to any anti-dilution protection in respect of grants, issuances or sales of equity interests or interests convertible into or exchangeable for equity interests in Genie, other than stock splits, stock subdivisions, stock dividends and similar events.  “Genie” encompasses the Company’s current energy sector activities, which include the ESCO business and the oil shale exploration and development business in Colorado and Israel but may in the future include other energy sector businesses.  In the event, that prior to the fifth anniversary of the Effective Date, the Company completes any transfer of all or substantially all of the assets of Genie to a Company-owned entity that is not Genie or a wholly-owned subsidiary of Genie, which transfer results in a material reduction in the fully diluted value of Executive’s securities in Genie as of the day immediately prior to the transfer, the Company shall provide that the Genie Warrant also entitle Executive to his pro rata share of the equity of that Company-controlled entity (or provide Executive with the equivalent value thereof in cash, securities or other rights as agreed upon by the Company and Executive).  Notwithstanding the foregoing, Executive understands and agrees that nothing in this Agreement shall preclude, encumber or otherwise hinder the Company’s ability to sell the Company’s equity in Genie, including that the continuation of Executive’s service of Vice Chairman of the board of directors of Genie shall not be a condition of any such sale.  Executive acknowledges that IDT (directly or through other entities) may fund Genie’s operational needs and record inter-company indebtedness in respect of such funding, which indebtedness would be senior to any equity interests in Genie.

4. Duties and Responsibilities.

(a)           Executive agrees and warrants that during the term of this Agreement, including but not limited to any period in which the Executive serves as the Vice Chairman of the Board and/or the Vice Chairman of the board of directors of Genie, and for so long as he continues to receive compensation pursuant to Paragraph 5 hereof, he shall act on behalf of the Company and Genie, at the direction of Chief Executive Officer Howard Jonas, or his successor, and shall use his best efforts in support of the business interests and needs of the Company and Genie.

(b)           Executive further agrees and warrants that the nature of his duties and responsibilities under this Paragraph shall require him to be available (and ready and willing upon Company request) to provide services to the Company and Genie for a combined minimum of ten (10) hours per week for a period of five (5) years beginning on the Effective Date, and for a minimum of five (5) hours per week for every year thereafter.

5. Payments.

(a)           In further consideration of the promises and agreements contained herein, the Company shall pay to Executive on April 22, 2010, a payment of Two Hundred and Fifty Thousand Dollars ($250,000).  On October 22, 2010 (the “Anniversary Date”), the Company shall pay to Executive a payment of Two Hundred and Fifty Thousand Dollars ($250,000) (the “Anniversary Payment”). The Anniversary Payment shall continue to be made on each anniversary of the Anniversary Date throughout Executive’s life time, so long as Executive continues to be available to provide the services described in Paragraph 4(b). In the event of the Executive’s death, the Anniversary Payments will continue for an additional two (2) years, payable to Executive’s estate.  In the event that Executive suffers from a bona fide mental or physical disability that precludes him from performing the duties described in Paragraph 4(b), the Anniversary Payments shall continue through his natural life and for two years following his death.  In the event that Executive (i) voluntarily ceases to provide the services set forth in Section 4(b), (ii) engages in fraud or willful misconduct with respect to the Company, or (iii) breaches any material term or obligation of this Agreement or an obligation which exists by virtue of him serving as Vice Chairman of the Board of Directors of the Company or Genie (each, a “Cessation of Duties”), Executive agrees and acknowledges that he will no longer be entitled to payment under this Paragraph and that any and all other obligations of the Company or Genie shall terminate immediately upon a Cessation of Duties, including observer rights.  If in the course of any year a Cessation of Duties occurs, Executive shall return to the Company the unearned portion of the Anniversary Payment, the amount of which shall be determined by multiplying the payment by a fraction, the numerator of which is the number of days remaining until the next Anniversary Date, and the denominator of which is 365.

(b)           If the Company determines that there is a Cessation of Duties, Company shall notify Executive of such determination and Executive shall have thirty (30) days to cure such Cessation of Duties (the “Notice Period”).  If at the conclusion of the Notice Period, the Company determines that Executive has failed to cure the Cessation of Duties, then Executive shall immediately cease to serve as Vice Chairman of the Boards of the Company and/or Genie, and any and all future obligations of the Company to Executive, including the duty to make the payments described in Paragraph 5(a) shall terminate.

(c)           The Anniversary Payments described in Paragraph 5(a) shall be adjusted once every five (5) years, beginning on the fifth (5th) anniversary of the Anniversary Date to reflect a cost of living adjustment equal to the combined percentage rate of inflation over the proceeding five (5) years, as reported by the Bureau of Labor Statistics.  Any cost of living adjustment shall apply to the payment due on the next Anniversary Date and the next four (4) consecutive Anniversary Payments.

(d)           In recognition of Executive’s contribution to the Company, the Company shall pay Executive a special bonus of $542,059.71 less applicable taxes on the Effective Date.

6. Cooperation.  From and after the Effective Date, Executive agrees to cooperate fully with IDT in connection with the defense or prosecution of any claims, causes of action, investigations, hearings, proceedings, arbitrations or other tribunals now in existence or which may be brought in the future against or on behalf of IDT.  Executive shall be entitled to reimbursement of all expenses reasonably incurred in conjunction with his cooperation pursuant to this Section 6, including attorneys fees and expenses so long as he has not breached any obligations to the Company or Genie either as set forth in this Agreement or that exist by virtue of his position as Vice Chairman of the Boards of Directors of the Company and Genie.  If, by virtue of an order or directive issued by a court of law, Executive’s required cooperation exceeds Executive’s time commitment provided in Paragraph 4(b), Executive will be entitled to compensation for his time at a rate mutually agreed by the Parties.

7. Confidentiality of Company Information.  During the term of this Agreement and for the remainder of his natural life, Executive shall continue to abide by IDT’s confidentiality policies and the confidentiality provisions contained in the Employment Agreement and incorporated by reference herein.  The Executive will not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information, except as IDT directs and authorizes, in writing or pursuant and subject to his obligations as a Director of IDT or Genie.  The Executive shall take all necessary measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information and agrees to immediately notify IDT in the event of any unauthorized use or disclosure of the Confidential Information.  “Confidential Information” includes, without limitation, all of IDT and Genie’s technical and business information, which is of a confidential, trade secret or proprietary character; internal policies, procedures, communications and reports; and other information or documents that IDT and Genie require to be maintained in confidence for IDT and Genie’s continued business success.  Confidential Information does not include any information that is readily available to the public, has been disclosed by an officer of the Company to a third-party under non-confidential, non-proprietary conditions, or which upon reasonable investigation is readily ascertainable in the public domain.

8. Covenant not to Compete.

(a)           During the course of this Agreement, and in the event of a Cessation of Duties for a period of five (5) years thereafter (the “Restricted Period”), Executive shall not, directly or indirectly, whether acting individually or through any person, firm, corporation, business or other entity:

(i)  engage in, or have any interest in any person, firm, corporation, business or other entity (as an officer, director, employee, agent, stockholder, or other security holder, creditor, consultant or otherwise) that engages in any business activity where a substantial aspect of the business of the Company and/or Genie is conducted, or planned to be conducted, at any time during the Restricted Period, which business activity is the same as, similar to or competitive with the Company and/or Genie as the same may be conducted from time to time;

(ii)   interfere with any contractual relationship that may exist from time to time of the business of the Company and/or Genie, including, but not limited to, any contractual relationship with any director, officer, employee or sales agent, or supplier of the Company and/or Genie; or

(iii)  solicit, induce or influence, or seek to induce or influence an person who currently is, or from time to time may be, engaged or employed by the Company and/or Genie (as an officer, director, employee, agent, or independent contractor) to terminate his or her employment or engagement by the Company and/or Genie.

(b)           Notwithstanding anything to the contrary contained herein, Executive, directly or indirectly, may own publicly traded stock constituting not more than five percent (5%) of the outstanding shares of such class of stock of any corporation if, and as long as, Executive is not an officer, director, employee or agent of, or consultant or advisor to, or has any other relationship or agreement with such corporation.

(c)           Executive acknowledges that the non-competition provisions contained in this Agreement are reasonable and necessary, in view of the nature of the Company and Genie and his knowledge thereof, in order to protect the legitimate interest of the Company and Genie.

9. Release of Claims.

(a)  Executive hereby releases, waives, and forever discharges the Company, and its past and present subsidiaries and affiliates, and each of their present and former officers, directors, employees, shareholders, consultants, attorneys, advisors, insurers, agents and representatives, and all persons acting by, through, under or in concert with any of them (whether any of the aforementioned individuals were acting as agents for IDT or in their individual capacities) from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against the Company from the beginning of time and up to and including the date of execution of this Agreement.  This release includes, without limitation, claims at law or equity or sounding in contract (express or implied, including but not limited to the Employment Agreements referenced in the Recitals contained herein) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, any claims under New York State or local laws, including the New York State Human Rights Law, N.Y. Exec. L. § 290 et seq. ("NYSHRL"); and the New York City Human Rights Law, N.Y.C. Admin. Code § 8101 et seq. ("NYCHRL"), the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq., New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq., the Conscientious Employee Protection Action ("CEPA"), NJSA 34:19-1 et seq., and any other federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims related to Executive’s employment or separation from employment with IDT, any claims for attorneys’ fees, costs and expenses as well as any claims for compensatory, consequential or punitive damages.  Notwithstanding the foregoing, the provisions of this Paragraph 9 shall not apply to Executive’s indemnification rights under the bylaws of the Company and Executive’s rights under this Agreement, or the Stock Grant Agreement or Warrant Instrument referred to in Paragraphs 2 and 3 hereof.

(b) The Company hereby releases, waives, and forever discharges Executive from any and all claims, demands, actions, causes of action and claims for attorney fees that the Company has asserted or could have asserted against Executive based upon any act or omission by Executive known by the Company from the beginning of time until the date of execution of this Agreement, provided, however, that none of the acts or omissions that are known to the Company on or before the Effective Date constitute an act or omission for which the Company could make a claim or demand against Executive.  Notwithstanding the foregoing, the Company does not release Executive from his obligations and the Company's rights under this Agreement (including all agreements incorporated herein by reference), all of which such obligations and rights are hereby expressly preserved.

10. Non-Disparagement.

(a)  Executive agrees that he will not disparage IDT or any individuals associated with IDT, including its present, future or former officers, directors, agents and employees, by making or soliciting any comments, statements or the like to the media or to other third parties, either orally or in writing, that are considered to be derogatory or detrimental, in any way, to the good name or business reputation of IDT or such other persons, provided that Executive shall be entitled to give truthful statements pursuant to legal process.  Executive further agrees that he will not encourage or assist others to disparage or bring any form of suit, claim or cause of action against the parties enumerated in this Paragraph.

(b) The Company agrees that it will take reasonable steps to prohibit and prevent its executives from disparaging Executive, by making or soliciting any comments, statements or the like to the media or to other third parties, either orally or in writing, that are considered to be derogatory or detrimental, in any way, to the good name or business reputation of Executive, provided that Company executives shall be entitled to give truthful statements pursuant to legal process.

11. No Admission of Liability.  The making of this Agreement and anything contained herein is not intended, and shall not be construed, as an admission that IDT has violated any foreign, federal, state or local law (statutory or common law), ordinance or regulation; breached any contract; or violated any right or obligation that it may owe or may have owed to Executive, or committed any wrong whatsoever against Executive.

12. Additional Benefits.  Subject to continued service on either or both of the Board and the Genie Board, Executive’s travel on behalf of the Company or Genie shall be in business class.  As of November 1, 2009, the Executive was eligible to elect the continuance of group health and dental insurance in accordance with applicable federal law (“COBRA”).  During the period that the Executive is eligible for coverage under COBRA, the Company will reimburse the Executive for such COBRA payments.  After the Effective Date, the Executive will not otherwise be eligible for Life or Disability benefits, or continue to contribute to the IDT 401(k) Savings Plan, and will not receive any other benefits from the Company, other than those specified in this Agreement.

13. Access to Office/Support Services.  So long as Executive continues to serve as the Vice Chairman of the Boards of Directors of the Company and Genie, the Company shall provide Executive with an office (existing office absent a company move) in and access to the Company headquarters, parking, email addresses and telephone numbers, and provide administrative support services, communications and IT equipment (mobile phone, BlackBerry, and laptop).

14. Indemnity.  Executive shall be indemnified by the Company in accordance with the terms of the Bylaws of the Company and/or Genie.  Executive shall be entitled to payment of incurred legal expenses by the Company upon certification by Executive that he is entitled to indemnity, documentation of the legal fees incurred, and an undertaking guaranteeing repayment to the Company if it is ultimately determined through the means of Dispute Resolution provided in Paragraph 16(iii) of this Agreement that Executive was not entitled to indemnity under the Company Bylaws. The Company shall indemnify Executive for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Executive is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Executive did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.  For purposes of this paragraph 14, “director or officer of the Company” shall mean a director or officer of the Company and directors or officers of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which the Company owns, directly or indirectly, grater than fifty percent (50%).  The Executive shall be entitled to advancement of legal expenses from the Company upon certification by the Executive that he is entitled to indemnity hereunder and an undertaking if it is ultimately determined that Executive was not entitled to indemnity hereunder or under the Company bylaws.

15. Acknowledgment and Revocation Period.  Executive acknowledges that he has had an opportunity to be represented and has been represented by independent legal counsel of his own choice prior to signing this Agreement and that he is of sound mind and body, competent to enter into this Agreement.  Pursuant to the Older Workers Benefit Protection Act, Executive is advised that he shall have at least 21 days to consider this Agreement before signing it, but may sign this Agreement at any earlier time if he so desires.  Executive understands and acknowledges that he has seven (7) calendar days following the execution of this Agreement to revoke his acceptance of this Agreement, which revocation may be accomplished via written notice provided to IDT Corp., 550 Broad Street, Newark, New Jersey 07102, Attn: General Counsel.  This Agreement will not become effective or enforceable, until after this revocation period has expired without Executive’s revocation.

AGREEMENT TERMS―MISCELLANEOUS AND ENFORCEMENT

16. Miscellaneous Provisions and Enforcement.

(i)           Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:
James A. Courter
17101 Captiva Drive
Captiva Island, FL  33924
Fax: __________

With a copy to:

Courter, Kobert & Cohen
1001 Rt. 517
Hackettstown, NJ  07840
Fax: __________

If to the Company:
IDT Corp.
550 Broad Street
Newark, New Jersey 07102
Attn:  General Counsel
Fax:  973-596-0003

 (ii)           Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(iii)           Dispute Resolution.  Any dispute arising out of or relating to this Agreement shall be finally determined by arbitration held in the State of New Jersey in accordance with the employment arbitration rules of the American Arbitration Association by a neutral arbitrator with no direct or indirect relationship to either party.  The parties shall endeavor to agree upon the appointment of the neutral arbitrator.  If they are unable to appoint a single arbitrator within thirty days of the initiation of the dispute, then each party shall appoint one arbitrator who shall together appoint a third arbitrator who shall be the sole arbitrator in the conduct of such arbitration.  In such arbitration, (a) the arbitrator shall agree to treat all evidence as confidential; (ii) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement; (iii) the arbitrator shall have 10 business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision.  The results of any such arbitration shall be final and binding upon the parties hereto, and any party may enforce any arbitration award in any court of competent jurisdiction.  Each Party shall bear its own costs (including attorneys’ fees and expenses) associated with any arbitration or other dispute proceedings, provided, however, that the prevailing party in such arbitration shall be awarded such party’s attorneys fees and expenses incurred in enforcing this Agreement, and, provided, further, that if the Company is found to have breached its obligation to make payment as provided in Paragraph 5 hereof (other than an immaterial failure to comply with such obligation), then the arbitrator (or panel of arbitrators) shall award Executive an award equal to 133% of the payment obligation that was breached in addition to Executive’s attorney’s fees and expenses.  The arbitrator (or panel of arbitrators) shall be obligated to determine which party is the prevailing party as a part of his/her/their decision.

(iv)          Limitation on Counsel.   Executive is precluded from forming an attorney-client relationship with or being otherwise represented by any law firm or attorney that has at any time represented the Company in any capacity, unless the Company has expressly agreed in writing to permit such representation, provided, however, that the Company consents to Executive forming an attorney-client relationship with Courter, Kobert & Cohen and with Williams & Connolly LLP.

(v)           Limitation on Assignment.  Neither party may assign this Agreement without the express written consent of the other party, provided, however, that the Company may assign the Agreement to a successor, and that Executive may assign the right to receive the payments provided for in Section 5 to a company or entity that he controls.

(vi)          Waiver.  A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(vii)         Severability.  If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable for any reason whatsoever, (a) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any Agreement paragraphs containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (b) the provision or provisions held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality, or unenforceability, and, as so limited or modified, the provision or provisions and the balance of this Agreement will be enforceable in accordance with their terms.

(viii)       Headings.  The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(ix)          Counterparts.  This Agreement and amendments to it will be in writing and may be executed in counterparts and by facsimile.  Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.

(x)           Reimbursement of Counsel Fees.   Company agrees to reimburse Executive for legal counsel fees incurred with respect to the formation of this Agreement, up to Ten Thousand Dollars ($10,000), upon receipt by the Company of documentation of such fees.

(xi)          Entire Agreement, Amendment, Binding Effect. This Agreement, together with the Stock Grant Agreement and Warrant Instrument referenced in Paragraphs 2 and 3 hereof, constitute the entire agreement between the Parties concerning the subject matter in this Agreement.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by all parties to this Agreement.  This Agreement will be binding on and inure to the benefit of the Parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any), except as agreed to by Executive in Paragraph 3.  This Agreement supersedes any prior agreements between Executive and IDT concerning the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

EXECUTIVE /s/ James A. Courter	IDT CORPORATION
James A. Courter	By: Bill Pereira Its: Chief Financial Officer